Exhibit 99.1

GulfMark Offshore Announces

Third Quarter 2016 Operating Results

HOUSTON, November 9, 2016 — GulfMark Offshore, Inc. (“GulfMark” or the “Company”) (NYSE: GLF) today announced its results of operations for the three- and nine-month periods ended September 30, 2016. Recent highlights include:

●	Increased Sequential Quarterly Utilization for the Second Consecutive Quarter Although Day Rates Continue to Decline
●	Reduced Direct Operating Expenses (Excluding Certain Gains and Costs Discussed Below) by 4% vs. Previous Quarter
●	Direct Operating Expenses Per Marketed Day Decreased by Approximately $950 Per Day or 14% vs. Previous Quarter
●	Reduced General and Administrative Expenses (Excluding Certain Gains and Costs Discussed Below) by 1% vs. Previous Quarter
●	Secured Long-Term Contract for Our Recently Delivered 300 Class Jones Act Vessel in U.S. Gulf of Mexico
●	Achieved Average Marketed Vessel Utilization of 80%
●	Reactivated Two Stacked Vessels to Begin Long-Term Contracts in Q4 2016
●	31 Vessels Stacked, 46% of Company Fleet
●	Sold Two Vessels During the Quarter for Proceeds of $3.6 Million
●	Maintained Liquidity Position of Approximately $132 Million at Quarter End

For the quarter ended September 30, 2016, revenue was $27.8 million, and net loss was $24.7 million, or $0.98 per diluted share. Included in the results are certain gains and costs described below that totaled $1.8 million or 0.07 per diluted share. Quarterly loss excluding these items was $22.9 million or $0.91 per diluted share.

Quintin Kneen, President and CEO, commented, “The market remains extremely challenging, and we expect these difficult conditions to continue for an extended period of time. Global vessel stacking continues to allow for incremental utilization improvements, and we recorded sequential quarterly utilization increases in each of our regions during the third quarter. Given the significant oversupply of vessels and the expiration of long-term charters fixed before the downturn, our average day rates will continue to decline. Similar to the previous quarter, we reduced direct operating costs while increasing utilization. Also, we continue to manage working capital carefully, and we reduced days sales outstanding by 10 days during the quarter.

“Each of our operating regions sequentially improved quarterly utilization. During the quarter, we re-activated two stacked vessels to satisfy two new long-term contracts beginning in the fourth quarter. Our Southeast Asia operations increased utilization by almost nine percentage points, resulting in regional utilization of 50%. In the Americas, we secured a long-term contract for our 300 Class Jones Act vessel that was delivered near the end of the second quarter of 2016.

GulfMark Offshore, Inc.

Press Release

November 9, 2016

“We continue to dispose of our older vessels. As we disclosed on our previous call, during the quarter, we sold an 11-year-old vessel and a ten-year-old vessel for proceeds of $3.6 million. In addition we received a deposit on the sale of the oldest vessel in our fleet and we anticipate concluding the sale in November.

“We remain cognizant of the challenges currently facing the offshore oil and gas industry, and as we have done throughout the downturn we will continue to proactively take steps to improve our cash flow and liquidity.”

Consolidated Third-Quarter Results

Consolidated revenue for the third quarter of 2016 was $27.8 million, compared with $30.5 million in the previous quarter. Consolidated revenue fell due to a 9% sequential decrease in average day rate to $9,966 from $10,939 in the previous quarter, offset somewhat by an increase in utilization to 44% from 41% in the second quarter. Marketed utilization, which is the utilization of vessels that the Company actively markets to customers, was 80.4%. Consolidated operating loss was $19.8 million, compared with $66.3 million in the second quarter. Excluding certain gains and costs in both quarters, consolidated operating loss sequentially increased to $17.9 million from a loss of $14.0 million in the second quarter, primarily due to lower revenue and higher drydock expense, partially offset by lower direct operating expenses.

The third quarter results include certain gains and costs totaling $1.8 million net of tax ($0.07 per diluted share) of which $1.2 million ($0.05 per diluted share) was non-cash. The Company recorded a charge of $1.1 million related to an allowance for uncollectible receivables and a net-of-tax loss on asset sales of approximately $0.1 million. These gains and costs were non-cash. The Company also recorded net-of-tax workforce redundancy and exit charges of $0.6 million. The tables at the end of the earnings release provide a summary of these items.

Regional Results for the Third Quarter

In the North Sea region, third-quarter revenue was $17.5 million, compared with $21.1 million in the second quarter. The average day rate fell 11% to $10,758 from $12,055 in the second quarter. Utilization improved from the prior quarter to 71%, up from 69% in the second quarter. The Company’s marketed utilization in the North Sea was 92% during the third quarter. GulfMark currently has seven vessels stacked in the North Sea.

Third-quarter revenue in the Southeast Asia region was $4.0 million, compared with $4.4 million in the second quarter. The change in revenue was due to a decrease in average day rate of 7% to $7,656 from $8,246 in the second quarter, partially offset by a nine percentage point utilization increase. The Company’s marketed utilization in Southeast Asia was 70% during the third quarter. The Company has three vessels currently stacked in Southeast Asia.

GulfMark Offshore, Inc.

Press Release

November 9, 2016

Third-quarter revenue for the Americas region was $6.3 million, compared with $5.0 million in the previous quarter. Average day rate remained steady compared to the prior quarter. Utilization increased by three percentage points, to 20% from 17% in the second quarter. The Company’s marketed utilization in the Americas was 65% during the third quarter. GulfMark currently has 21 vessels stacked in the Americas.

Consolidated Operating Expenses for the Third Quarter

Direct operating expenses for the third quarter were $20.3 million. Excluding the workforce redundancy charges, direct operating expenses were $19.9 million, a decrease of $0.8 million, or 4%, from the second quarter. The decrease was due mainly to lower repairs and maintenance and supplies and consumables expenses combined with lower insurance expense. Drydock expense in the third quarter was $3.3 million, above the Company’s previous guidance of $2.0 million due to the drydocking of two vessels reactivated for two new long-term contracts. General and administrative expense was $10.1 million for the third quarter. Excluding the charge for uncollectible receivables and exit and severance costs, general and administrative expense was $8.7 million, in-line with the Company’s guided quarterly run rate. Tax benefit during the quarter was $4.7 million, or about 16% of pretax loss. The Company expects a tax rate near 20% excluding discrete items going forward, although cash taxes will likely be close to zero in the near term as the Company continues to incur net operating losses.

Fourth Quarter 2016 Guidance

GulfMark anticipates direct operating expenses to be between $19 million and $21 million. The Company expects general and administrative expense to be between $9 million and $10 million. In addition, the Company expects to incur approximately $1.0 million in drydock expense during the period.

Liquidity and Capital Commitments

Cash used by operating activities totaled $14.1 million in the third quarter, primarily as a result of paying the Company’s semi-annual interest expense on its outstanding senior notes. Cash on hand at September 30, 2016, was $9.8 million, and $50.2 million was drawn on the revolving credit facilities. Total debt at September 30, 2016, was $473.2 million, and debt net of cash was $463.4 million. Total debt increased by approximately $11.3 million during the quarter. Net debt to book capital was 47% at the end of the quarter, and total liquidity (cash plus available revolver) was approximately $132 million at September 30. The Company’s revolving credit facilities require that the aggregate fair market value of the collateral securing those facilities must be at least three times the amount borrowed under those facilities. Because of declining third-party collateral valuations, the Company only had effective access to $99 million of its $100 million Multicurrency Facility Agreement at September 30, 2016. Further declines of third-party collateral valuations and existing covenants in its revolving credit facilities may constrain the Company’s ability to access undrawn portions of the revolving credit facilities.

GulfMark Offshore, Inc.

Press Release

November 9, 2016

The company recorded capital expenditures of $1.4 million, which included cash outflows of $0.8 million on the construction of the new vessel and $0.6 million for vessel enhancements and other capital expenditures, offset by vessel sale proceeds of $3.6 million, resulting in a net inflow from investing activities of $2.2 million during the third quarter. As of September 30, 2016, the Company had approximately $24 million of non-cancelable capital commitments due in Q1 2017. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss operating results with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Thursday, November 10, 2016. To participate in the call, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 4837033. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.GulfMark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:     Michael Newman

Investor Relations

E-mail:        Michael.Newman@GulfMark.com

(713) 963-9522

Certain statements and information in this press release that are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “expected to be,” “anticipate,” “plan,” “intend,” “foresee,” “forecast,” “continue,” “can,” “will,” “will continue,” “may,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements in this press release that contain forward-looking statements may include, but are not limited to, information concerning our possible or assumed future results of operations and statements about future operating expenses, liquidity, vessels sales, market developments, taxes, reductions in costs and expenses, and funding of capital commitments. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, these forward-looking statements should not be regarded as representations that the projected or anticipated outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

November 9, 2016

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), this third-quarter 2016 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding gains & costs, as well as measures derived from it (including diluted EPS, excluding gains & costs; and effective tax, excluding gains & costs) are non-GAAP financial measures. Management believes that the exclusion of certain gains & costs from these financial measures enables it to evaluate more effectively GulfMark’s operations period over period, and to identify operating trends that could otherwise be masked by the excluded items. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following tables include a reconciliation of these non-GAAP measures to the comparable GAAP measures.

GulfMark Offshore, Inc.

Press Release

November 9, 2016

	UNAUDITED
Income Statements	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Revenue	$27,821	$30,487	$60,668	$97,102	$224,221
Direct operating expenses	20,316	20,932	40,509	64,983	137,680
Drydock expense	3,297	63	3,932	4,187	15,341
General and administrative expenses	10,076	8,854	13,315	28,718	35,800
Depreciation and amortization	13,835	14,911	18,674	44,785	55,927
Impairment charges	-	46,151	152,103	162,808	152,103
(Gain) loss on sale of assets and other	63	5,914	(784)	5,982	(784)
Operating Loss	(19,766)	(66,338)	(167,081)	(214,361)	(171,846)

Interest expense	(7,972)	(8,991)	(9,979)	(25,360)	(26,331)
Interest income	44	35	71	119	189
Gain on extinguishment of debt	-	25,792	-	35,912	-
Foreign currency loss and other	(1,735)	(1,083)	(267)	(2,861)	(970)
Loss before income taxes	(29,429)	(50,585)	(177,256)	(206,551)	(198,958)
Income tax (provision) benefit	4,700	3,005	(7,970)	43,060	361
Net Loss	$(24,729)	$(47,580)	$(185,226)	$(163,491)	$(198,597)

Diluted loss per share	$(0.98)	$(1.90)	$(7.48)	$(6.53)	$(8.04)
Weighted average diluted common shares	25,176	25,077	24,767	25,049	24,690

Other Data
Revenue by Region (000's)
North Sea	$17,491	$21,077	$33,743	$61,500	$110,521
Southeast Asia	4,045	4,382	7,185	10,914	31,503
Americas	6,285	5,028	19,740	24,688	82,197
Total	$27,821	$30,487	$60,668	$97,102	$224,221

Rates Per Day Worked
North Sea	$10,758	$12,055	$15,985	$12,528	$17,155
Southeast Asia	7,656	8,246	10,331	7,715	12,209
Americas	9,830	9,797	15,310	10,360	17,919
Total	$9,966	$10,939	$14,810	$11,236	$16,495

Overall Utilization
North Sea	70.6%	69.0%	83.5%	67.2%	83.2%
Southeast Asia	50.0%	41.4%	59.4%	40.1%	71.5%
Americas	19.6%	17.1%	47.0%	19.1%	56.4%
Total	43.6%	41.3%	63.7%	41.1%	69.9%

Average Owned Vessels
North Sea	25.4	26.5	28.1	26.3	28.8
Southeast Asia	11.5	13.0	13.0	12.5	13.0
Americas	31.7	30.3	30.0	30.7	30.0
Total	68.6	69.8	71.1	69.5	71.8

Drydock Days
North Sea	48	3	17	69	79
Southeast Asia	23	-	41	23	77
Americas	25	-	8	25	175
Total	96	3	66	117	331

Drydock Expenditures (000's)	$3,297	$63	$3,932	$4,187	$15,341

GulfMark Offshore, Inc.

Press Release

November 9, 2016

Consolidated Balance Sheets	As of
(dollars in thousands)	September 30,	June 30,	September 30,
	2016	2016	2015
Current assets:
Cash and cash equivalents	$9,779	$10,647	$31,172
Trade accounts receivable, net of allowance for doubtful accounts of $2,457, $1,360, and $1,424, respectively	22,716	29,029	55,353
Other accounts receivable	6,902	7,102	7,624
Prepaid expenses and other current assets	15,556	15,965	19,459
Total current assets	54,953	62,743	113,608

Vessels, equipment and other fixed assets at cost, net of accumulated depreciation of $474,532, $468,613 and $458,917, respectively	1,015,197	1,033,643	1,228,229
Construction in progress	26,421	24,841	69,596
Deferred costs and other assets	5,619	6,072	18,182
Total assets	$1,102,190	$1,127,299	$1,429,615

Current liabilities:
Accounts payable	$11,588	$12,959	$15,051
Income and other taxes payable	2,538	2,379	7,482
Accrued personnel costs	10,299	10,691	13,421
Accrued interest cost	1,365	8,193	1,604
Other accrued liabilities	5,882	6,215	5,354
Total current liabilities	31,672	40,437	42,912
Long-term debt	473,183	461,914	523,638
Long-term income taxes:
Deferred tax liabilities	54,240	60,061	106,121
Other income taxes payable	21,571	20,163	20,834
Other liabilities	3,238	3,953	6,837
Stockholders' equity:
Preferred stock, no par value; 2,000 authorized; no shares issued	-	-	-
Class A Common Stock, $0.01 par value; 60,000 shares authorized; 27,760, 27,759 and 27,965 shares issued and 26,911, 26,830 and 25,738 outstanding, respectively; Class B Common Stock $0.01 par value; 60,000 shares authorized; no shares issued	277	277	273
Additional paid-in capital	416,078	417,929	416,602
Retained earnings	280,694	305,419	460,819
Accumulated other comprehensive income (loss)	(117,747)	(118,433)	(79,928)
Treasury stock, at cost	(69,944)	(73,157)	(76,987)
Deferred compensation expense	8,928	8,736	8,494
Total stockholders' equity	518,286	540,771	729,273
Total liabilities and stockholders' equity	$1,102,190	$1,127,299	$1,429,615

GulfMark Offshore, Inc.

Press Release

November 9, 2016

Consolidated Statements of Cash Flows (unaudited)	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(24,729)	$(47,580)	$(185,226)	$(163,491)	$(198,597)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation and amortization	13,835	14,911	18,674	44,785	55,927
(Gain) loss on sale of assets	63	5,914	(784)	5,982	(784)
Stock-based compensation	1,292	1,233	1,621	4,023	5,270
Amortization of deferred financing costs	548	1,321	594	2,675	1,799
Provision for doubtful accounts receivable, net of write-offs	1,132	-	(5)	1,155	(960)
Impairment charges	-	46,151	152,103	162,808	152,103
Gain on extinguishment of debt	-	(25,792)	-	(35,912)	-
Deferred income tax benefit	(5,908)	(2,976)	12,614	(44,508)	2,689
Foreign currency transaction loss	2,011	1,289	634	3,077	157
Change in operating assets and liabilities:
Accounts receivable	$5,418	$(1,553)	$14,199	$16,724	$33,281
Prepaids and other	319	(253)	836	725	(2,674)
Accounts payable	(1,347)	(2,279)	2,373	(1,053)	(6,998)
Other accrued liabilities and other	(6,737)	5,231	(9,684)	(15,376)	(15,924)
Net cash provided by (used in) operating activities	$(14,103)	$(4,383)	$7,949	$(18,386)	$25,289
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(1,438)	(6,438)	(10,570)	(15,076)	(31,874)
Release of deposits held in escrow	-	-	-	-	3,683
Proceeds from disposition of vessels and equipment	3,600	1,400	7,511	5,029	8,226
Net cash provided by (used in) investing activities	2,162	(5,038)	(3,059)	(10,047)	(19,965)
Cash flows from financing activities:
Proceeds from borrowings under revolving loan facilities	11,000	24,194	11,000	55,194	39,000
Repayment of borrowings under revolving loan facilities	-	-	(60,000)	(5,000)	(60,000)
Repurchase of senior notes	-	(23,568)	-	(33,448)	-
Debt issuance costs	-	(62)	(1,352)	(831)	(2,578)
Proceeds from issuance of stock	78	106	174	305	702
Net cash provided by (used in) investing activities	$11,078	$670	$(50,178)	$16,220	$(22,876)
Effect of exchange rate changes on cash	(5)	(271)	(1,930)	53	(2,061)
Net decrease in cash and cash equivalents	(868)	(9,022)	(47,218)	(12,160)	(19,613)
Cash and cash equivalents at beginning of period	10,647	19,669	78,390	21,939	50,785
Cash and cash equivalents at end of period	$9,779	$10,647	$31,172	$9,779	$31,172
Supplemental cash flow information:
Interest paid, net of interest capitalized	$14,134	$720	$15,396	$30,206	$30,169
Income taxes paid, net	574	1,269	437	2,291	1,371

GulfMark Offshore, Inc.

Press Release

November 9, 2016

Contract Cover	As of November 9, 2016		As of November 9, 2015
	2016	2017	2015	2016
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	57%	29%	65%	38%
Southeast Asia	49%	17%	44%	19%
Americas	25%	13%	28%	7%
Overall Fleet	40%	20%	46%	22%

Reconciliation of Non-GAAP Measures: Three Months Ended September 30, 2016
(dollars in millions, except per share data)	Operating Income (Loss)	Other Income (Expense)	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Excluding Gains and Costs	$(17.9)	$(9.7)	$4.7	$(22.9)	$(0.91)
Loss on Asset Sale	(0.1)	-	-	(0.1)	(0.00)
Accounts Receivable Allowance	(1.1)	-	-	(1.1)	(0.05)
Workforce Redundancy Charges	(0.6)	-	-	(0.6)	(0.02)
U.S. GAAP	$(19.8)	$(9.7)	$4.7	$(24.7)	$(0.98)

Reconciliation of Non-GAAP Measures: Three Months Ended June 30, 2016
(dollars in millions, except per share data)	Operating Income (Loss)	Other Income (Expense)	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Excluding Gains and Costs	$(14.0)	$(9.2)	$8.9	$(14.3)	$(0.57)
Impairment Charges	(46.2)	-	2.8	(43.3)	(1.73)
Gain on Extinguishment of Debt	-	25.8	(9.0)	16.8	0.67
Loss on Asset Sale	(5.9)	-	-	(5.9)	(0.24)
Loan Fee Write Off	-	(0.9)	0.3	(0.6)	(0.02)
Workforce Redundancy Charges	(0.3)	-	-	(0.3)	(0.01)
U.S. GAAP	$(66.3)	$15.7	$3.0	$(47.6)	$(1.90)

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of July 26, 2016	26	11	31	68
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	0	0
Owned Vessels as of November 9, 2016	26	11	31	68
Managed Vessels	3	0	0	3
Total Fleet as of November 9, 2016	29	11	31	71